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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated, Combined and Condensed Financial and Other Operating Data" in the Registration Statement (Form S-4) and related Prospectus of Time Warner Telecom Inc. for the registration of $400 million 10-1/8% Senior Notes Due 2011 and to the incorporation by reference therein of our report dated February 4, 2000, with respect to the consolidated and combined financial statements and schedule of Time Warner Telecom Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP


Denver, Colorado
February 8, 2001